EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Tompkins Trustco, Inc.:



We consent to incorporation by reference in the Registration Statement No. 333-00146 on Form S-8 of Tompkins Trustco, Inc. of our report dated January 28, 2000, relating to the consolidated statements of condition of Tompkins Trustco, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999, which report has been included in the December 31, 1999 annual report on Form 10-K of Tompkins Trustco, Inc.

/s/ KPMG LLP

Syracuse, New York
March 27, 2000